Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), dated as of  17  August 2018 by and among Trinity Capital Corporation, a New Mexico corporation, Los Alamos National bank, a national banking association with its main office located in Los Alamos, New Mexico (collectively, the “Bank”), and John S. Gulas (the “Executive”).

WHEREAS, the Executive has been employed by the Bank as its Chief Executive Officer and President pursuant to an Employment Agreement by and among the parties dated as of June 3, 2014 (the “Employment Agreement”); and

WHEREAS, the parties believe it is desirable to terminate the Employment Agreement, but wish to provide for the payment of certain severance benefits to the Executive in the event a of qualifying termination of employment, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the terms and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.          Termination of Employment Agreement.  By execution hereof, the parties shall have terminated the Employment Agreement in all respects, and this Agreement, with such other agreements Executive and the Bank maintain by and among each other, shall continue in full force and effect in accordance with each of their respective terms.

2.          Severance.

(a)        Severance in the Event of Termination by the Bank without Cause.  In the event of the termination of Executive by the Bank without Cause (as defined herein), the Bank shall pay to the Executive in twenty-four (24) substantially equal semimonthly installments (in accordance with the normal payroll practices of the Bank) commencing with the first calendar month following the date of termination and continuing through the twelfth (12th) calendar month following the date of termination, an aggregate amount equal to 1 multiplied by the Executive’s cash base salary as it existed as of the date of termination, plus make available twelve (12) months of health care benefits from the date of termination, and the benefit provided and cost to Executive would be a medical plan that is the same as that offered to all other employees with the related share of the cost to the Executive deducted from the semimonthly installments paid to the Executive (collectively, (the “Severance Payments”), unless prohibited by Section 5(a) of this Agreement.  Notwithstanding the foregoing provisions of this Section 2(a):  (i) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive providing to the Bank  an  Irrevocable Release of claims not later than sixty (60) days after the date of the Executive’s termination of employment in a form to be provided to Executive by the Bank at or shortly after the date of termination; (ii) if the 60-day period following the Executive’s termination of employment begins in one calendar year and ends in another, the Severance Payments shall, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), commence on the first payroll date following the later of (A) the end of the calendar year in which the Executive’s termination of employment occurs or (B) the date the Executive satisfies the Irrevocable Release requirement; and (iii) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive complying with the terms of this Agreement.  “Irrevocable Release” means a general release of claims in such form as shall be specified by the Bank that has been executed by the Executive and for which the revocation period under Age Discrimination in Employment Act of 1967, as amended, and the terms of the release have expired.

(b)        No Severance in the Event of Other Terminations of Employment.  No Severance Payments shall be paid to the Executive hereunder if Executive’s employment is terminated (i) as a result of the Executive’s disability or death, (ii) by the Bank for Cause,  or (iii) voluntarily by the Executive.

(c)         Effect on Termination Rights.  Nothing in this Agreement shall affect the right of the Bank to terminate Executive’s employment with the Bank, with or without Cause, or Executive to terminate his employment for any reason; in each case subject to the terms of this Agreement and any right of the Executive to the Severance Payments under this Agreement.

(d)        “Cause” Defined.  When used herein concerning the termination of Executive’s employment by the Bank, Cause means: (i) willful malfeasance, gross negligence, conduct involving dishonesty, or a material breach of fiduciary duty in the performance of Executive’s duties, as reasonably determined by the Bank; (ii) conviction of a crime in connection with Executive’s duties, or of any felony; (iii) conduct significantly harmful to the Bank, as reasonably determined by the Bank, including, but not limited to, intentional violation of law or of any significant policy or procedure of the Bank, or conduct that materially discredits the Bank or is materially detrimental to the reputation of the Bank; (iv) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Bank, provided such directive is lawful; (v) failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by the Bank, or are usual and customary duties of Executive’s employment, if such failure has not been remedied or is not being remedied to the Bank’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the failure, has been delivered by the Bank to Executive; or (vi) chronic drug or alcohol abuse, as reasonably determined by the Bank.

3.          Other Termination Provisions.

(a)        If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) or (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (but subject in all events to the requirements of Section 409A of the Code (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)        If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(c)        If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default.

4.          Confidential Information and Post-Termination Restriction on Activities.

(a)         In the course of service to the Bank, Executive has had and will continue to have access to (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) non-public financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and or systems data; (v) the identities of, and special skills possessed by the Bank’s employees; (vi) the identities of and pricing information about the Bank’s vendors; (vii) training programs developed by Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its vendors; and (xiv) computer programs and software developed by the Bank or its consultants, or software or databases used or modified by the Bank for its particular use, all of which are confidential and may be proprietary and are owned or used by the Bank, or any of its subsidiaries or affiliates.  Such information shall hereinafter be called “Confidential Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Bank or any of its subsidiaries or affiliates as to which Executive may have access, whether conceived or developed by others or by Executive alone or with others during the period of service to the Bank, whether or not conceived or developed during regular working hours.  Confidential Information shall not include any records, data or information which are in the public domain during or after the period of service by Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this Agreement.  Executive acknowledges and agrees that it is a condition of employment with the Bank that the terms of this Agreement are agreed to by both parties hereto, and that Executive’s promises and covenants herein constitute a material inducement for the Bank’s agreement to employ Executive with the Bank, and access to and use of the Bank’s Confidential Information and goodwill.

(b)        Executive agrees that Confidential Information is of critical importance to the Bank and a violation of this Section would seriously and irreparably impair and damage the Bank’s business.  Executive agrees that he shall keep all Confidential Information in a fiduciary capacity for the sole benefit of the Bank.

(c)         As a material inducement for the Bank to enter into this Agreement, and to protect the Bank’s Confidential Information and goodwill, Executive agrees that during his employment, and for a period of twelve (12) months following the termination of such employment, regardless of the reason for the termination of his employment, Executive shall not for himself or in conjunction with others: (i) induce or attempt to induce any employee of the Bank or its affiliates to leave the employ of the Bank or its affiliates; (ii) interfere with the relationship between the Bank or its affiliates and any employee of the Bank or its affiliates; (iii) induce or attempt to induce any customers, supplier, licensee, or other business relation of the Bank or its affiliates with whom Executive had an ongoing business relationship or about whom Executive had Confidential Information to cease doing business with the Bank or its affiliates or interfere with the relationship between the Bank or its affiliates and their respective customers, suppliers, licensees, or other business relations with whom Executive had an ongoing business relationship or about whom Executive had Confidential Information; (iv) solicit the business of, or provide Confidential Information about, any person or entity known to Executive to be a customer of the Bank or its affiliates, where Executive or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made solicitations to such person or entity in the twenty-four (24) months prior to termination of employment, with respect to products, activities, or services that compete in whole or in part with the products, activities or services of the bank or its affiliates.

5.          Miscellaneous.

(a)         Notwithstanding anything herein to the contrary: (i) any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and 12 C.F.R. Part 359 regarding golden parachute and indemnification payments; (ii) no severance pay or golden parachute payments or benefits shall be paid, provided, or accrued under this Agreement or otherwise to the extent it would violate Section 111 of Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and the Interim Final Rule (as hereinafter defined); (iii) no payment or benefit shall be paid or provided under this Agreement or otherwise to the extent that it would violate any agreement between or among the Bank and the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other governmental entity or agency; (iv) subject to, and in accordance with, the interim final rule promulgated pursuant to Sections 101(a), 101(c)(5), and 111 of EESA (the “Interim Final Rule”), the Executive shall be required to repay to the Bank the amount of any bonus payment (as defined in the Interim Final Rule) made during the TARP period (as defined in the Interim Final Rule) to the extent that the bonus payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria; and (v) the Bank may terminate the Executive’s right to receive any Severance Payments under Section 3 of this Agreement, and the Executive shall be required to repay any portion of such Severance Payments previously paid, in the event it is determined, at any time, that Executive committed, was responsible for, or violated, any of the acts or omissions, conditions, or offenses identified in 12 C.F.R. § 359.4(a)(4) .

(b)        This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the parties’ Agreement shall be interpreted in accordance with such requirements.  If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto).  Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the Severance Payments, the Service Period shall not be deemed to have terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code.  The Severance Payments are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Payments are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D).  The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Payments in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code.  Each installment of the Severance Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)         This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof.  For the avoidance of doubt, in the event that Executive is entitled to benefits pursuant to that certain Change of Control Agreement between the parties dated as of  April 17 , 2018, Executive is not entitled to the benefits pursuant to this Agreement.

(d)        Only an instrument in writing signed by the parties hereto may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e)         Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(f)         The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g)        This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, without reference to its principles of conflicts of law.

(h)        This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(i)          The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Trinity Capital Corporation

/s/ Arthur B. Montoya, Jr.	/s/ James E. Goodwin, Jr.
Name: Arthur B. Montoya, Jr.	James E. Goodwin, Jr.
Title: Secretary	Chairman of the Board

Los Alamos National Bank

/s/ Arthur B. Montoya, Jr.	/s/ James E. Goodwin, Jr.
Name: Arthur B. Montoya, Jr.	James E. Goodwin, Jr.
Title: Secretary	Chairman of the Board

Executive

/s/ John S. Gulas
John S. Gulas